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                                                                    Exhibit 3(b)

                            CERTIFICATE OF AMENDMENT

                                       of

                  SECOND RESTATED CERTIFICATE OF INCORPORATION

                                       of

                          BETHLEHEM STEEL CORPORATION

             Pursuant to Section 242 of the General Corporation Law
                            of the State of Delaware


     BETHLEHEM STEEL CORPORATION, a corporation organized and existing under the General Corporation Law of the State of Delaware (herein sometimes called the "Corporation"), hereby certifies as follows:

     I. The amendment to the Corporation's Second Restated Certificate of Incorporation, set forth below, was approved by the Corporation's Board of Directors and stockholders and duly adopted in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware.

     II. The Second Restated Certificate of Incorporation of the Corporation is hereby amended by amending the first paragraph of Article Fourth thereof to read in full as follows:

     FOURTH.   The total number of shares of all classes of stock which the
Corporation shall have authority to issue is two hundred ninety million (290,000,000), of which (i) twenty million (20,000,000) shares are to be Preferred Stock (hereinafter called the "Preferred Stock"), of the par value of one dollar ($1) each; (ii) twenty million (20,000,000) shares are to be Preference Stock (hereinafter called the "Preference Stock"), of the par value of one dollar ($1) each; and (iii) two hundred fifty million (250,000,000) shares are to be Common Stock (hereinafter called the "Common Stock"), of the par value of one dollar ($1) each.

     IN WITNESS WHEREOF, Bethlehem Steel Corporation has caused this Certificate of Amendment to be signed by a duly authorized officer, this 30th day of June, 1995.



                                         BETHLEHEM STEEL CORPORATION,
                                          by


                                         /s/ Curtis H. Barnette
                                         Curtis H. Barnette
                                         Chairman